ASSET PURCHASE AGREEMENT BY AND AMONG

HEMP CLOUD 9, LLC, AND,

U.S. LITHIUM CORP.

CONTENTS

Page

Assets to be Conveyed	2
Purchase Price	3
Closing	4
Representation and Warranties of Seller	4
Representation and Warranties of Buyer	8
Covenants	9
Conditions Precedent to Buyer’s Obligations	12
Conditions Precedent to Seller’s Obligations	12
Documents to be Delivered at Closing	13
Indemnifications	14
Termination	16
Other Agreements	18
Other Provisions	19
Definitions	22
Signatures	25

SCHEDULES

Distribution Agreement between Hemp Cloud 9 LLC and Hemp Heaven Farms Inc. Product Purchase Agreement between Hemp Cloud 9 LLC and CBD Gummy King LLC Distribution Agreement between Hemp Cloud 9 LLC and Validus Healthcare Network LLC Marketing Agreement between Hemp Cloud 9 LLC and Mykline LLC

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of January 20, 2020, by and between HEMP CLOUD 9, LLC, a Wyoming limited liability company (“Seller”) and U. S. LITHIUM CORP., a Nevada corporation (“Buyer”). Reference herein to a “Party” or the “Parties” shall refer to Buyer and/or to Seller as the context requires. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Article 13 of this Agreement.

RECITALS

WHEREAS, Seller has entered into certain distribution, sales and business development agreements for products or material containing cannabinoids with (1) Hemp Heaven Farms, (2) CBD Gummy King, and (3) BBB Labs, and certain sales and business development agreements with (1) Validus Healthcare Network and (2) Chiro Network / MyKline, LLC (collectively the “Assigned Contracts”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and Buyer desires to purchase those certain distribution, sales and business development agreements (the Assigned Contracts or the Assets).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

ARTICLE 1 ASSETS TO BE CONVEYED

1.1.Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver, in each case free and clear of all Liens, the Assigned Contracts set forth above and attached as Exhibits 1 through 5 to this Agreement.

1.2.Excluded Assets. The following assets of Sellers shall not be transferred to Buyers hereunder (collectively, the “Excluded Assets”):

(a)any and all contracts other than those set forth above;

(b)any insurance policies, and any cash surrender value in regard thereto, of the

Seller;

(c)any pension, profit-sharing or deferral (Section 401(k)) plans and trusts and assets thereof, or any other employee benefit plan or arrangement, and the assets thereof;

(d)any website, social media account, or email address of the Seller;

(e)any interest in and to any refunds of Taxes of Sellers for periods prior to the

Closing.

1.3.Assumption of Only Certain Liabilities and Obligations. At Closing, Buyers shall assume and agree to pay or perform when due only the liabilities or obligations of Seller under the Assigned Contracts to the extent such liabilities or obligations first accrue or are first required to be satisfied, discharged or performed after Closing, and excluding in all cases any liability arising directly or indirectly from (i) any breach or default under any Assigned Contracts occurring prior to Closing, (ii) any violation of Laws occurring prior to Closing, (iii) any breach of warranty, tort or infringement occurring prior to Closing, or (iv) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent that it relates to the foregoing clauses (i), (ii) and (iii) or any liability not specifically assumed hereunder.

1.4.Excluded Liabilities. Except for the Assumed Liabilities, Buyers shall not and do not assume or agree to become liable for or successor to any liabilities of or relating to Sellers, their predecessors, successors or any of their Affiliates (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall be and remain the sole obligation of the Seller, and Buyer shall not be obligated in any respect therefor. Following the Closing, the Excluded Liabilities shall be the sole responsibility of Seller.

ARTICLE 2 PURCHASE PRICE

2.1.Purchase Price and Adjustment. The total consideration for the purchase of the Assets by Buyer shall be the sum of Four Million Seven Hundred Thousand Shares of Buyer’s common stock (4,700,000) (the “Purchase Price”), which shall be paid to Seller at Closing.

(a)Any income or expenses from the ownership, holding or performance of the Assigned Contracts shall be prorated between Sellers and Buyers as of Closing, with all expenses incurred or income earned prior to Closing for the account of Seller and all income earned and expenses incurred after Closing, for the account of Buyer.

(b)Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed pro rata adjustment of income and expenses in the manner described in Section 2.1(a) as of Closing (the “Settlement Statement”), together with a schedule setting forth, in reasonable detail, the components thereof. During such 45-day period, Buyer and their representatives shall be provided reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Seller, and to employees of Sellers and their independent auditors, if any, as Buyer may reasonably request in connection with its preparation of the Settlement Statement.

(c)During the 30-day period following receipt of the Settlement Statement, Buyer shall provide Seller and their representatives reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Buyer, and to employees of Buyer and their independent auditors, if any, as Sellers may reasonably request in connection with its review of the Settlement Statement.

(d)The Settlement Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Seller, unless Sellers give written notice of disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement.

(e)Within ten (10) business days after the Settlement Statement becomes final and binding upon the Parties, (i) Buyer shall pay to Seller the amount, if any, by which the prorated income allocated to Sellers exceeds the prorated expenses allocated to Sellers or (ii) Sellers shall pay to Buyers the amount, if any, by which the prorated expenses allocated to Sellers exceed the prorated income allocated to Sellers. All payments made pursuant to this Section 2.1(f) shall be made by wire transfer of immediately available funds to an account designated by the recipient party.

ARTICLE 3 CLOSING

3.1.General Closing Procedures. The consummation of the sale and purchase of the Assigned Contracts pursuant to this Agreement (the “Closing”) shall take place on January 6, 2020 (the “Closing Date”) at a mutually agreeable location or by electronic exchange of signatures, with required deliveries and payments.

3.2.Availability of the Assets. At the Closing, in addition to the documents to be delivered by the Parties pursuant to Article 8 of this Agreement, to the extent not done prior to Closing, Seller shall make available to Buyer physical possession of all books and records of Seller that are related to the Assumed Contracts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Seller represents and warrants to Buyer with respect to the Assigned Contracts that, subject to the specific terms herein and to the disclosures in the schedules referenced in this Article 4, the following representations and warranties are true and correct as of the date of this Agreement:

4.1.Organization and Standing; Capitalization. Seller (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming, (ii) is qualified to do business in all jurisdictions where failure to do so would result in Material Adverse Effect, and (iii) has all necessary corporate power and authority to own and carry on its business.

4.2.Authorization and Binding Obligation. Seller has all necessary limited liability company power and authority to enter into and perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Seller, and have been approved by all necessary limited liability company action on the part of Seller. This

Agreement constitutes (and each of the other Related Documents, when executed and delivered, will constitute) valid and binding obligations enforceable against Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.3.Absence of Conflicting Agreements; Consents.

(a)Except for any necessary consents to assign the Assigned Contracts and to enter into the arrangements contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Related Documents contemplated hereby by Seller does not and will not: (i) violate any provisions of the Organizational Documents of Seller; (ii) violate any applicable Law or Order; (iii) constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any of the Assigned Contracts, assuming any necessary consents are obtained; and (iv) create any material claim, Lien or encumbrance upon any of the Assigned Contracts.

(b)Except for any necessary consents to assign the Assigned Contracts no approval or consent of any Person is or was required to be obtained by Seller for the authorization of this Agreement or the Related Documents or the execution, delivery, performance and consummation by Seller of the transactions contemplated by this Agreement and the Related Documents.

4.4.Litigation. There are no material claims, litigation, arbitrations or other legal proceedings pending against Seller that have been served on Seller or, to the Knowledge of Seller, pending but not served on Seller or threatened against Seller with respect to the Assigned Contracts.

4.5.Assigned Contracts. Schedules 1 through 5, attached hereto, contain true and complete copies of each of the Assigned Contracts. Each of the Assigned Contracts constitutes a legal, valid and binding obligation of the Seller and, to Sellers’ Knowledge, each other party thereto, and is enforceable by Seller in accordance with its terms, except as limited by Laws affecting creditor’s rights or equitable principles generally. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in any material respect in default under the Assigned Contracts.

4.6.Compliance with Laws. Seller has complied with, and is not in violation of, any Laws or Orders. Seller has not received any notice asserting any material noncompliance with any Law or Order relating to the Assigned Contracts. There is no pending or, to Sellers’ Knowledge, threatened, investigation, audit, review or other examination relating to any of the Assigned Contracts, and Seller is not subject to any Order, agreement, memorandum of understanding or other enforcement action or proceeding with or by any Governmental Authority.

4.7.Governmental Consents. The execution, delivery and performance by Seller of this Agreement and the other documents contemplated herein, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, administrative or other Governmental Authority.

4.8.Taxes. All federal, state, local and other material Tax Returns required to be filed by Sellers have been timely filed or caused to be filed, and all Taxes shown on such Tax Returns as being due and payable or due and payable pursuant to any assessment received in connection with such Tax Returns have been paid. All such Tax Returns are true, complete and correct in all material respects; no deficiency in payment of any Taxes related to the Assigned Contracts for any period has been asserted by any taxing authority which remains unsettled as of the date hereof, no written inquiries have been received from any taxing authority with respect to possible claims for taxes or assessments on the Assigned Contracts.

4.9.Environmental Matters.

(a)Seller has not received any notice from any Governmental Authority of any material violation or alleged violation of any Law pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter collectively “Environmental Laws”);

(b)To Sellers’ Knowledge, no portion of Seller’s property has been used by Seller or any other Person for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws;

(c)To Sellers’ Knowledge, no Hazardous Substances have been released (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) on, upon, into or from any real property owned, leased, or used by Seller or by any agent, servant or employee of Seller in material violation of applicable Environmental Laws; and

(d)Notwithstanding anything else to the contrary in this Article 4, the representations and warranties in this Section 4.9 constitute the sole representations and warranties of Sellers with respect to environmental matters or compliance with Environmental Law.

4.10.Broker’s Fees. Neither Seller, nor any Person acting on Sellers’ behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement.

4.11.Insurance. Seller maintains insurance policies or other arrangements with respect to the Assigned Contracts consistent with industry practice, and will maintain such policies or arrangements until the Closing. Sellers have not received notice from any issuer of any material policy of its intention to cancel, terminate or refuse to renew any such policy issued by it with respect to the Assigned Contracts.

4.12.Validity of Assigned Contracts. Seller owns or holds the Assigned Contracts free and clear of Liens and all Assigned Contracts are valid and in good standing and, to Sellers’ knowledge, are in conformity with all applicable Laws.

4.13.Reserved

4.14.Absence of Undisclosed Liabilities. Except for the Assumed Liabilities and pursuant to the prorations under Section 2.1, there are no Liabilities of Seller with respect to the Assigned Contracts that will be binding upon Buyer after Closing, except for any that would not have, individually or in the aggregate, a Material Adverse Effect.

4.15.Employment Matters.

(a)Seller has delivered to Buyer an executive summary of each employee benefit plan, (ii) each employment agreement or arrangement, (iii) health or medical benefits,

(iv) vacation or sick leave benefits or (v) life or disability insurance benefits that is maintained, administered or contributed to by Seller and that covers any employee or any Contract Employee or with respect to which Sellers have any material Liability.

(b)The employment by Sellers of each employee is at-will employment, meaning that such Person may be terminated at any time, without penalty or Liability of any kind (other than accrued vacation pay, COBRA benefits and other benefits required by applicable Law, if any, except as such termination may be restricted by the current Law of the jurisdiction in which such Person is employed.

(c)There are no active, pending or, to Sellers’ Knowledge, threatened administrative or judicial Proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, ERISA, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act or any other foreign, federal, state, county or local Law (including common Law), ordinance or regulation relating to employees and Contract Employees, nor are there any internal company investigations concerning alleged violations of the same, in each case that would, individually or in the aggregate, result in a Material Adverse Effect.

(d)Seller has paid in full or accrued, with respect to all employees and Contract Employees, all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof.

(e)Seller has provided Buyer with regard to each employee and each Contract Employee: each such employee’s position; the location at which employed; current compensation rate; and whether such employee participates in Sellers’ 401(k) Plan and health Plan.

(f)To Sellers’ Knowledge, no default, violation, error or omission has occurred on or prior to the Closing Date with respect to any of the Company Plans for which Buyer could be liable as a result of the consummation of the transactions contemplated by this Agreement. No Company Plan has terms requiring assumption by Buyer. No assets of Seller are subject to any Lien under any provision of ERISA or the Code.

(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance pay or unemployment compensation) becoming due to any director or employee of Seller; (ii) result in the acceleration of vesting under any Company Plan; or (iii) materially increase any benefits otherwise payable under any Company Plan.

(h)To Sellers’ Knowledge, and except as otherwise set forth in one or more Schedules for this Section, no event has occurred, and no condition exists, as of, or prior to the Closing Date, with respect to any Company Plan for or with respect to which Buyer could incur any liability, tax, penalty or assessment, regardless of whether any such event or condition is known or unknown, contingent or otherwise, including without limitation, as a result of any matter that could adversely affect the tax-qualified status of any Company Plan (or the tax- exempt status of a related trust), as a result of any act or omission of any fiduciary, actuary or administrator of any Company Plan, or as a result of any claim by a participant or beneficiary.

4.16.Permits and Rights. Seller possesses all material Permits that are necessary to permit Seller to fulfill its duties and obligations under the Assigned Contracts.

4.17.Claims Against Third Parties. Seller has delivered to Buyer a list and brief description of all of Sellers’ known breach of contract and tort claims against any Person, if any, related to the Assigned Contracts.

4.18.Intellectual Property.

(a)Seller is the owner or licensee of all Intellectual Property associated or used in the performance of the Assigned Contracts free and clear of Liens.

(b)The business of Seller and its duties and obligations under the Assigned Contracts do not infringe or violate any Intellectual Property of other Persons. To Sellers’ Knowledge, the execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Sellers’ obligations hereunder or thereunder, will not violate any such applicable Law or any of Sellers’ privacy policies (or applicable terms of use) or any other contractual obligation of Sellers governing the Collection and Use of Customer Information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, that, subject to the specific terms herein, the following representations and warranties are true and correct as of the date of this Agreement:

5.1.Organization and Standing. Buyer (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, (ii) is or at the time of Closing will be qualified to do business in all jurisdictions where failure to do so would have a material adverse effect on the performance of this Agreement or any Related Documents, and

(iii) has all necessary power and authority to own, operate and perform the Assigned Contracts and carry on the business related thereto. As of the Closing Date, Buyer will be qualified to do business in all jurisdictions where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.

5.2.Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Buyer, and has been approved by all necessary corporate action of Buyer. This Agreement constitutes (and each of the Related Documents, when executed and delivered, will constitute) valid and binding obligations enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

5.3.Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by Buyer does not and will not: (i) violate any provision of Buyers’ Organizational Documents; (ii) require the consent of any Governmental Authority; (iii) violate any material Law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority; and (iv) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract to which Buyer is now subject.

5.4.Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to the Knowledge of Buyer, threatened, before or by any court, Governmental Authority or arbitrator relating to Buyer that seeks to enjoin or prohibit, or that could hinder or impair, Buyers’ performance of their obligations under this Agreement.

5.6. Broker’s Fees. Neither Buyer nor any person or entity acting on their behalf have agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no other person or entity is entitled to any such payment from Buyer in connection with the transactions contemplated by this Agreement. Buyer shall indemnify and hold harmless Seller for any payment due to any broker or agent based on any agreement made by Buyer.

ARTICLE 6 COVENANTS

6.1.Certain Covenants.

(a)Affirmative Covenants of Seller. Between the date of this Agreement and the

Closing Date:

(i)Seller shall promptly notify Buyer in writing if Seller has Knowledge prior to Commencement and prior to Closing of: (1) any representations or warranties contained in Article 4 that are no longer true and correct in any material respect or of any fact or condition that would constitute a material breach of any such representation or warranty as of Closing, (2)

the occurrence of any event that would require any material changes or amendments to the schedules and exhibits attached to this Agreement, (3) of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely, or (4) the occurrence of any other event that violates any material covenants, conditions or agreements to be complied with or satisfied by Seller under this Agreement;

(ii)Seller will use all commercially reasonable efforts to comply in all material respects with all Laws applicable to Seller’s use of and compliance with the Assigned Contracts;

(iii)Seller shall conduct its business in the Ordinary Course of Business;

(iv)Seller shall use commercially reasonable efforts to preserve intact the Assigned Contracts and maintain relations and goodwill, if any, with suppliers, customers, landlords, creditors, employees, agents and others having business relationships under the Assigned Contracts;

(v)Seller shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied promptly; and

(vi)Seller shall maintain all books and records relating to the Assigned

Contracts.

(b)Negative Covenants of Seller. Between the date of this Agreement and the

Closing Date, except as expressly permitted by this Agreement, or with the prior written consent of Buyer:

(i)Seller will not engage in any hiring, discharge or employee compensation practices that are outside the Ordinary Course of Business;

(ii)Seller will not (A) terminate, modify or amend any of the Assigned Contracts except as reasonably necessary to transfer such Assigned Contracts to Buyer, or (B) knowingly take or fail to take any action that would cause a breach of any Assigned Contracts;

(iii)Seller will not voluntarily create any Lien on any of the Assigned

Contracts;

(iv)Seller will not sell, assign, lease or otherwise transfer or dispose of any of the Assigned Contracts;

(v)Seller shall not authorize or enter into an agreement to do any of the foregoing.

(c)Covenants of Buyers. Buyer shall promptly notify Seller in writing if Buyer has Knowledge prior to the Closing of: (1) any representations or warranties contained in Article

5 that are no longer true and correct in any material respect, (2) the occurrence of any event that would require any changes or amendments to the schedules or exhibits attached to this Agreement, or (3) the occurrence of any other event that may result in a violation of any covenants, conditions or agreements to be complied with or satisfied by Buyer under this Agreement; provided, however, that no such notice shall qualify or otherwise limit in any way Buyers’ representations, warranties, covenants or agreements herein.

6.2.Access. Between the date of this Agreement and the Closing Date, Seller will provide Buyer, their counsel, accountants, financial advisors, environmental consultants, appraisers and other advisers and representatives, (i) such books and records, including copies of all Assumed Contracts, environmental studies and reports, and other documents and contracts pertaining solely to the Assigned Contracts that are in Sellers’ possession, custody or control and

(ii) access to the Assigned Contracts and personnel familiar with the Assigned Contracts. Buyer and their consultants and agents shall not contact employees of Seller without Seller’s express approval.

6.3.No Inconsistent Action. Between the date of this Agreement and Closing hereunder or termination of this Agreement, each Party shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of such Party to consummate the sale and purchase of the Assigned Contracts.

6.4.Exclusivity. Neither Seller nor any of its respective owners, employees, officers or directors, or any agent or any representative thereof shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing hereunder or the termination of this Agreement, directly or indirectly solicit, initiate or encourage offers from, negotiate, engage in discussions with or in any manner encourage, accept or actively consider any proposal of any other Person relating to (i) the acquisition of the Assigned Contracts or (ii) any merger, consolidation or business combination, or direct or indirect acquisition of the ownership interests of Seller that would prevent the consummation of the transactions contemplated hereby.

6.5.Confidentiality. Each Party acknowledges and agrees to keep confidential and not make use of information provided to such Party by the Other Party pursuant to this Agreement. If this Agreement is, for any reason, terminated before Closing, the duty of confidentiality shall nonetheless continue in full force and effect, and neither Party will make any use of any such information at any time thereafter.

6.6.Further Assurances. Seller and Buyer shall cooperate and take such actions, and execute such other documents, at Closing or thereafter, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

6.7.Transition Efforts. Beginning at Closing, the Parties shall use their respective commercially reasonable efforts to accomplish a timely, smooth, uninterrupted and organized transfer and acquisition of the Assigned Contracts.

6.8.Consents and Estoppels; Benefit of Assigned Contracts. The Parties shall use all commercially reasonable efforts to obtain all consents and approvals of Persons to the consummation of the transactions contemplated by this Agreement, all in a form acceptable to the parties, acting reasonably. If, with respect to any of the Assigned Contracts, a required consent to the assignment is not obtained, following the Closing, Seller shall use their commercially reasonable efforts to keep such Assigned Contract in effect and give Buyer the benefit of it to the same extent as if it had been assigned, and Buyer shall perform Sellers’ obligations under the agreement relating to the benefit obtained by Buyers. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party.

6.9.Updates to Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or of which it becomes aware after the date hereof, including with respect to matters existing on or prior to the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date; provided, that in the event such event, development or occurrence which is the subject of the Schedule Supplement or a notice constitutes or relates to something that has had a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Article 7, subject to Section 10.1(e); provided, further, that if Buyer has the right to, but does not elect to terminate this Agreement within ten (10) business days of its receipt of such Schedule Supplement by delivering the notice required by Section 10.1(a), which shall be subject to the cure rights of Section 10.1(e), then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 10.1, but such waiver shall not affect Buyers’ rights to indemnification hereunder.

ARTICLE 7 CONDITIONS PRECEDENT

7.1.To Buyers’ Obligations Regarding Closing. The obligations of Buyer hereunder to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction or to the waiver by Buyer in their sole discretion, at or prior to the Closing Date, of each of the following conditions (the “Buyers’ Closing Conditions”):

(a)Representations, Warranties and Covenants.

(i)All representations and warranties made by Seller shall be true and correct on the Closing Date as if made on the Closing Date except (i) where the failure of any representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualification) would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, and (ii) representations and warranties that are made as of a specific date, which shall only be tested as of such date.

(ii)All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or prior to the Closing Date shall have been complied with or performed by Seller in all material respects.

(b)No Injunction. No Order of any court or Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, or (ii) impose material restrictions, limitations or conditions with respect to Buyers’ ownership of the Assigned Contracts.

(c)Deliveries. Seller shall have made all deliveries required under Section 8.1.

7.2.To Sellers’ Obligations. The obligations of Seller hereunder to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction or to the waiver by Sellers in their sole discretion, at or prior to the Closing Date, of each of the following conditions with respect to the Assigned Contracts that are the subject of the Closing (“Sellers’ Closing Conditions”):

(a)Representations, Warranties and Covenants.

(i)All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (without regard to any materiality qualification therein) on and as of the Closing Date as if made on and as of that date, except those made as of a specific date, which shall only be tested as of such date.

(ii)All of the terms, covenants and conditions to be complied with or performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed by Buyer in all material respects.

(b)No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(c)Deliveries. Buyer shall have made all the deliveries required under Section

8.2 and shall have paid the Purchase Price as provided in Section 2.1.

ARTICLE 8

DOCUMENTS TO BE DELIVERED AT THE CLOSING

8.1.Documents to be Delivered by Sellers. At Closing, Seller shall deliver to Buyer the following items (all documents which by their terms are to be executed by Seller shall be duly executed by Seller):

(a)A certificate of the Seller in a form reasonably acceptable to the Parties, dated as of the Closing Date, certifying that the closing conditions specified in Section 7.1 have been satisfied;

(b)Duly executed instruments of conveyance and transfer effecting the sale, transfer, assignment and conveyance of the Assigned Contracts to Buyer as contemplated herein and mutually agreed upon by Buyer and Seller.

(c)Such other documents, information, certificates and materials as may be required by this Agreement.

8.2.Documents to be Delivered by Buyer. At Closing, Buyer shall deliver to Seller the following items (all documents which by their terms are to be executed by Buyer, shall be duly executed by Buyer):

(a)A certificate of the Buyer in a form reasonably acceptable to the Parties, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.2 have been satisfied;

(b)The Purchase Price pursuant to Section 2.1; and

(c)Such other documents, information, certificates and materials as may be required by this Agreement.

ARTICLE 9 INDEMNIFICATION

9.1.Sellers’ Indemnities. From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer and their Affiliates from and against, and reimburse them for, all claims, damages, liabilities, losses, judgments, fines, penalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses (each, a “Loss” and  together, “Losses”), resulting from, related to, or in connection with:

(a)Any breach or misrepresentation by Seller of any of their respective representations or warranties in this Agreement or in any Related Documents;

(b)Any breach, misrepresentation, or other violation by Seller of any of their respective covenants or agreements in this Agreement or in any Related Documents;

(c)Any third-party claims brought against Buyer or their Affiliates to the extent attributable to Sellers’ operation of the business prior to the Closing;

(d)Any Excluded Liabilities; and

(e)Without limiting the generality of the foregoing, except to the extent included in the Assumed Liabilities, the failure of Seller to timely withhold, collect, pay or remit any sales or use Tax or payroll or employment Tax imposed by any federal, state or local Taxing authority in connection with Sellers’ operations before Closing, or the failure of Seller to pay any wages or compensation to any Employee before Closing.

9.2.Buyer’s Indemnities. From and after Closing, Buyer shall indemnify, defend and hold harmless the Seller, and its respective shareholders, directors, officers, employees, and representatives from and against, and reimburse them for, all Losses resulting from, related to, or in connection with:

(a)Any breach, misrepresentation, or other violation by Buyer of any of their representations or warranties in this Agreement or in any Related Documents;

(b)Any breach, misrepresentation, or other violation by Buyer of any of their covenants or agreements in this Agreement or in any Related Documents;

(c)Any third-party claims brought against Seller to the extent attributable to Buyers’ operation of the business following the Closing; or

(d)Any Assumed Liability.

9.3.Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)The Party seeking indemnification under this Article 9 (the “Claimant”) shall give notice to the Party from whom indemnification is sought (the “Indemnitor”) of any claim or liability that might result in an indemnified Loss (an “Indemnified Claim”), specifying in reasonable detail (i) the factual basis for and circumstances surrounding the Indemnified Claim; and (ii) the amount of the potential Loss pursuant to the Indemnified Claim if then known. If the Indemnified Claim relates to a Proceeding filed by a third party against Claimant, notice shall be given by Claimant as soon as practical, but in all events within fifteen (15) business days after Claimant learns of the Proceeding or written notice of the Proceeding is given to Claimant. In all other circumstances, notice shall be given by Claimant as soon as practical, but in all events within twenty (20) business days after Claimant becomes aware of the facts giving rise to the potential Loss; provided, however, that should the Claimant fail to notify the Indemnitor in the time required above, the Indemnitor shall only be relieved of its obligations pursuant to this Article 9 to the extent the Indemnitor is materially prejudiced by such delay or failure to timely give notice of an Indemnified Claim or potential Loss.

(b)The Claimant shall make available to Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the Indemnified Claim or Loss and shall make available any information or documentation in Claimant’s possession, custody or control that is or may be helpful in defending or responding to the Indemnified Claim or Loss.

(c)The Indemnitor shall have thirty (30) days after receipt of the indemnification notice referred to in sub-section (a) to notify the Claimant in writing that it elects to conduct and control the defense of any such Indemnified Claim; provided, however, such thirty (30) day period shall be reduced to such shorter period of time set forth in the applicable indemnification notice if the Indemnified Claim or Loss is based upon a third-party claim requiring a response in fewer than thirty (30) days.

(d)If the Indemnitor does not advise the Claimant of its intent to conduct and control the defense of the Indemnified Claim or Proceeding within the time period specified above, the Claimant shall have the right to defend, contest, settle, or compromise such Indemnified Claim or Proceeding. If the Indemnitor properly advises the Claimant that it will conduct and control the Indemnification Claim or Proceeding, the Indemnitor shall have the right to undertake, conduct, defend, and control, through counsel of its own choosing and at its sole expense, the conduct, defense, and settlement of the Indemnified Claim or Proceeding, and the Claimant shall cooperate with the Indemnitor in connection therewith; provided, however, that:

(i)the Indemnitor shall not consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, which consent shall not be unreasonably withheld; (ii) the Indemnitor shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant; (iii) upon a final determination of Proceeding, the Indemnitor shall promptly reimburse the Claimant for the full amount of any indemnified Loss or indemnified portion of any Loss resulting from the Indemnified Claim or Proceeding and all reasonable expenses related to such indemnified Loss incurred by the Claimant, except (A) fees and expenses of counsel for the Claimant in the event that Indemnitor has conducted or controlled the Proceeding and (B) any Loss not indemnifiable by Indemnitor; and (iv) no Indemnitor may, without the prior written consent of the Claimant, settle or compromise, or consent to the entry of any judgment in connection with, any Proceeding with respect to the claim described in the indemnification notice unless (A) such settlement or compromise involves only the payment of money; (B) there is no finding or admission of liability, any violation of any Law or any violation of the rights of any Person by the Claimant; and (C) the Indemnitor obtains an unconditional release of each Claimant from all Indemnified Claims or potential Loss arising out of the claim described in the indemnification notice and any Indemnified Claim or Proceeding related thereto.

9.4.Survival. Unless otherwise specified herein, each covenant and agreement contained in this Agreement or in any Related Document and required to be performed after Closing shall survive the Closing and be enforceable in accordance with its terms until the expiration of the applicable statute of limitations (including extensions thereof) for breach or enforcement of such covenant and agreement under applicable Law. All representations and warranties contained in this Agreement and each covenant or agreement contained in this Agreement that is required to be performed at or prior to Closing shall survive for a period of fifteen (15) months after the Closing, except that (i) any representation or warranty with respect to which an indemnification notice has been delivered for a breach thereof prior to the expiration of such fifteen (15) month period shall survive as to such claim until such claim is resolved, and

(ii)a claim of fraud or intentional misrepresentation shall survive until the expiration of the statute of limitations.

9.6.Exclusive Remedies following the Closing. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 9 shall, except in the case of

(i) fraud or intentional misrepresentation, or (ii) the breach of any covenant or condition of this Agreement to be performed after Closing, be the exclusive remedy of Buyer and Seller with respect to Losses after Closing relating to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing any Party may pursue injunctive relief following Closing to enforce covenants in the Agreement that survive Closing and are supportable under applicable Law.

9.7.Mitigation of Damages. Each of Buyer and Seller agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment or reimbursement hereunder other than with respect to claims for the indemnification of Assumed Liabilities or Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, no Party will be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.

ARTICLE 10 TERMINATION RIGHTS

10.1Termination

(a)This Agreement may be terminated by either Buyer or Seller upon written notice to the other Party, if:

(i)the Other Party is in material breach of this Agreement and such breach has been neither cured or agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (e) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Section 7.1(a)(i) or (ii), provided that the Party seeking to terminate is not in material breach of this Agreement;

(ii)a court of competent jurisdiction or Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable; or

(iii)Closing has not occurred by the date two (2) months after the date of this Agreement.

Seller.

(b)This Agreement may be terminated by mutual written consent of Buyer and

(c)Seller may terminate this Agreement by written notice to Buyer in the event that Buyer fails to close on the transactions contemplated by this Agreement when all Buyers’ Closing Conditions have been satisfied in full (or would be satisfied with delivery at Closing and Seller stands ready, willing and able to make such delivery) or waived by Buyer.

(d)Buyer may terminate this Agreement by written notice to Seller in the event that (i) Seller fails to close on the transactions contemplated by this Agreement when all Sellers’ Closing Conditions have been satisfied in full (or would be satisfied with delivery at Closing and Buyer stands ready, willing and able to make such delivery) or waived by Seller, or (ii) the Seller is in material breach of Section 6.4 of this Agreement and such breach has been neither cured nor agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (e) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Section 7.1, provided that the Party seeking to terminate is not in material breach of this Agreement.

(e)If either Party believes the other to be in breach or default of this Agreement, the non-defaulting Party shall, prior to exercising its right to terminate under Section 13.1(a)(i), provide the defaulting Party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting Party shall have fifteen

(15) days from receipt of such notice to cure such default or if such default is not capable of being cured in fifteen days of such notice, the defaulting Party shall have agreed to cure such default in a manner reasonably acceptable to the non-breaching Party.

10.2Remedies

(a)In the event that Seller terminates this Agreement and immediately prior to any such termination, Buyer was not in material breach of the terms and conditions of this Agreement, then Seller shall pay liquidated damages in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Liquidated Damages”) to Buyer.

(b)In the event that Buyer terminates this Agreement and immediately prior to any such termination, Seller was not in material breach of the terms and conditions of this Agreement, then Buyer shall pay a termination fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Termination Fee”) to Seller.

(c)In the event of failure or threatened failure by either Party to comply with the terms of this Agreement, unless this Agreement is terminated in accordance with its terms, the Other Party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary governmental consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

(d)The Liquidated Damages or Termination Fee, as applicable, shall be paid by wire transfer of same-day funds on the fifth (5th) business day following the date of termination of this Agreement. The payment of Liquidated Damages or the Termination Fee, as applicable, is the sole and exclusive remedy of the Parties receiving payment with respect to any termination (whether at law, in equity, in contract, in tort or otherwise) against the Other Parties for any and all damages suffered in connection with this Agreement (or the termination thereof), and upon payment of the Liquidated Damages or Termination Fee, as applicable, none of the Other Parties or any of their subsidiaries nor any of their respective former, current or future stockholders, directors, officers, Affiliates or agents or any Finance Related Party (with respect to any claims of Seller or any of their Affiliates) shall have any further liability or obligation relating to or arising out of this Agreement, or the transactions contemplated hereby and the only liability, in the aggregate, of the Other Parties in the event of such termination shall be the Liquidated Damages or Termination fee, as applicable, and in no event shall the Parties receiving payment of the Liquidated Damages or Termination Fee or any of their respective subsidiaries or Affiliates seek any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive, in any manner, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Notwithstanding anything herein to the contrary, nothing set forth herein modifies the confidentiality provisions of this Agreement, or Sellers’ rights or remedies in the event of a breach thereof, all of which shall survive any termination of this Agreement.

(e)The Parties acknowledge and agree that in the event of a termination damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in Section 13.2(a) or 13.2(b), as applicable, is a payment of liquidated damages (and not penalties) which is based on the Parties’ estimate of the damages that Other Parties would suffer or incur as a result of the event giving rise to such termination of this Agreement. Each Party irrevocably waives any right it may have to raise as a defense that Liquidated Damages are excessive or punitive.

10.3. Other Effects of Termination. If this Agreement is terminated other than pursuant to Section 10.2, this Agreement shall become null and void and of no further force and effect, except for the following provisions: 8.5 (Confidentiality), 10.2(a), (b), (d) and (e) (Remedies),

10.3(Other Effects of Termination), and the provisions in Article 12 (Other Provisions) and Article 13 (Definitions) that by their terms would survive termination. Nothing in this Section

10.3 shall be deemed to release any Party from liability for fraud or a willful breach by such Party of any term or provision of this Agreement.

ARTICLE 11 OTHER AGREEMENTS

11.1.Confidentiality. Each Party acknowledges and agrees that the terms of this Agreement are Confidential and, in addition, covenants and agrees to keep confidential and not make use of information provided to such Party by the Other Party pursuant to this Agreement. If this Agreement is, for any reason, terminated before Closing, the Confidentiality and the provisions of this Section 11.1 shall nonetheless continue in full force and effect, and neither Party will make any use of any such information at any time thereafter.

11.2.Access to Books and Records and Records Retention. From and after the Closing Date, Seller and Buyer shall, (i) each provide the other (at the requesting Party’s sole cost and expense for out-of-pocket expenses paid to other Persons) with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing authority, or Proceeding related to Liability for Taxes; and (ii) each retain for a period of ten (10) years and provide the other with any records or other information that may be necessary for such Tax Return, audit or examination, Proceeding, or determination. Without limiting the generality of the foregoing, Buyer and Seller each shall retain, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

ARTICLE 12 OTHER PROVISIONS

12.1.Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

12.2.Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other Parties. Except as expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the Parties.

12.3.Additional Documents. The Parties agree to execute, acknowledge and deliver, before, at or after the Closing Date, such further instruments and documents as may be reasonably required to implement, consummate and effectuate the terms of this Agreement.

12.4.Entire Agreement; Schedules; Amendment; Waiver. This Agreement and the exhibits and schedules hereto and thereto and the Related Documents embody the entire agreement and understanding of the Parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a schedule hereto shall be deemed to have been included in other pertinent schedules, notwithstanding the omission of an appropriate cross- reference. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the Party against whom enforcement of any waiver, amendment or consent is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

12.5.Headings. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

12.6.Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next business day.

12.7.Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of California without regard to any choice or conflicts of law provision or rule (whether of the State of California or any other jurisdiction).

12.8.Venue. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of California or in the absence of jurisdiction, of the federal courts for the Central District of California with respect to any action or proceeding arising out of or relating to this Agreement; agrees that all claims with respect to any such action or proceeding may be heard and determined in such respective courts; and waives any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each of the Parties irrevocably consents to the service of any and all process in any such action or proceeding brought in the State of California or in the absence of jurisdiction, of any federal court sitting in the Central District of California by the delivery of copies of such process to the Party at its address specified for notices to be given hereunder, or by certified mail directed to such address. Each Party represents to the other Parties that this waiver is given voluntarily and with full knowledge and understanding of its legal effect after consultation with legal counsel.

12.9.Attorneys’ Fees. In the event of any dispute between the Parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing Party for its reasonable attorneys’ fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing Party may have under this Agreement.

12.10.Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.11.Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:

If to any Seller:Hemp Cloud 9

Attn: John W. Ohara 908 Antler Drive

Schertz, TX 78154 Telephone: xxx

If to Buyer:U. S. Lithium

Attn: Gregory Rotelli

12340 Seal Beach, Blvd. Suite B-190 Seal Beach, CA 90740

Telephone: 310-245-4160

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, (ii) on the date of transmission if sent by facsimile, (iii) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt if sent by an overnight delivery service.

12.12.No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

12.13.Casualty. If, prior to Closing, any material portion of the Assigned Contracts or the subject matter thereof shall be damaged or destroyed  by  fire  or  other  casualty (collectively, “Casualty”), Seller shall deliver to Buyer written notice of such Casualty together with Sellers’ determination as to whether the damage constitutes a Material Damage. For the purposes of this Section 12.13 only, “Material Damage” shall mean (i) damage to the Assigned Contracts or subject matter thereof which is of such nature that the cost of restoring the same to their condition prior to the Casualty will, in Sellers’ reasonable determination, exceed $10,000, whether or not such damage is covered by insurance, or (ii) any damage which would reduce the value of the Assigned Contracts by $10,000 or more. If, prior to the Closing, the Assigned Contracts sustain Material Damage by a Casualty, the Parties shall proceed to Closing notwithstanding the Material Damage (but subject to the other Closing conditions set forth in this Agreement), and Seller shall (at the Closing) assign to Buyer all of Sellers’ rights in and to any insurance proceeds which may become available as a result of the Casualty at issue and that have not been applied to the Casualty at issue, and Seller shall remain obligated to pay any deductible relating to the claim, but Seller shall otherwise have no obligation to make any further payments hereunder.

12.14.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

12.15.Facsimile or PDF Signatures. The Parties agree that transmission to the other Party of this Agreement with its facsimile or electronic “pdf” signature shall bind the Party transmitting this Agreement thereby in the same manner as if such Party’s original signature had been delivered. Without limiting the foregoing, each Party who transmits this Agreement with its facsimile or “pdf’ signature covenants to deliver the original thereof to the other Party as soon as possible thereafter.

ARTICLE 13 DEFINITIONS

13.1. Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means (a) an independent certified public accounting firm in the United States (other than a firm that then serves as the independent auditor for Seller, Buyer or any of their respective Affiliates) mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the independent auditors for Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Assets” shall have the meaning set forth in the Recitals.

“Assumed Contracts” shall have the meaning set forth in the Recitals. “Assumed Liabilities” shall have the meaning set forth in Section 1.3. “Buyer” shall have the meaning set forth in the preamble to this Agreement. “Claimant” shall have the meaning set forth in Section 9.3(a).

“Closing” and “Closing Date” shall have the meaning set forth in Section 3.1.

“GAAP” shall mean prevailing generally accepted accounting principles of the United States of America, in effect from time to time, consistently applied.

“Governmental Authority” shall mean any: (a) nation, state, county, city, town, village, district, or other recognized jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substances” shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance, as defined by 42 U.S.C. Section 9601(33), or any toxic substance, oil or other petroleum-based material or hazardous material, asbestos-containing material, or other hazardous chemical or hazardous substance regulated or classified as a hazardous waste or hazardous substance under applicable Environmental Laws.

“Indemnified Claim” shall have the meaning set forth in Section 9.3(a).

“Indemnitor” shall have the meaning set forth in Section 9.3(a).

“Knowledge” shall mean (i) in the case of Sellers, the actual knowledge of the Managing Member, Chief Executive Officer or the Chief Financial Officer, and (ii) in the case of Buyers, the actual knowledge of the President, Chief Executive Officer or the Chief Financial Officer.

“Law” shall mean any national, federal, state, local or other law, statute, rule, regulation, ordinance, code, policy, Order, decree, judgment, consent, settlement agreement or other governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of any Person or is disclosed on any Schedule to this Agreement.

“Liens” shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, condition sales agreements, leases, encumbrances, claims or other defects of title, but shall not include liens for current taxes not yet due and payable and other Permitted Encumbrances.

“Material Adverse Effect” shall mean any event, transaction, condition, change or effect that (individually or in the aggregate with all other such events, transactions, conditions, changes or effects) has had or would reasonably be expected to have a material adverse effect on the Assets or on the performance of the Buyer or Seller under the Assets, taken as a whole, provided, however, that for purposes of determining whether any Material Adverse Effect shall have occurred, there shall be excluded and disregarded any event, transaction, condition, change or effect resulting from or relating to (i) general business or economic conditions, (ii) any change in accounting requirements or principles or in any applicable Laws, (iii) the compliance with the terms of, or the taking of any action expressly required by, this Agreement, and (iv) acts of terrorism or military action or the threat thereof.

“Notice of Disagreement” shall have the meaning set forth in Section 2.1(d).

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, taking into account the announcement and performance of this Agreement and the transactions contemplated hereby and thereby.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of organization, or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement, and other similar organizational documents, as amended to date, of an entity.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Permit” shall mean any permit, franchise, certificate, consent, clearance, waiver, notification, authorization, approval, registration or license granted by or obtained from any Governmental Authority in accordance with applicable Law.

“Permitted Liens” shall mean Liens released at or before Closing, Permitted Encumbrances, and Assumed Liabilities.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought,

conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Related Documents” shall mean the Bill of Sale, the Contract Assignment and Assumption Agreement, and any other written agreement executed by Sellers, Buyers or any of their respective Affiliates, as applicable, in connection with the any Closing hereunder.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Settlement Statement” shall have the meaning set forth in 2.1(c).

“Tax” shall mean all federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

“Transfer Taxes” shall mean all United States federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar taxes, costs, or fees that may be imposed in connection with the transfer of the Assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

17.2. Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females as well as males; feminine terms apply to males as well as females. The term “includes” or “including” is by way of example and not limitation.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to beduly executed as of the date first written above.

Seller

Hemp Cloud 9, LLC

John W. Ohara

Manager

Buyer

U. S. Lithium Corp.

By: Gregory Rotelli

President

Distribution Agreement

This distribution agreement is between HEMP HEAVEN FARMS, a Wisconsin Corporation (the "

Supplier") and HEMP CLOUD 9, a Wyoming Corporation (the "Distributor").

The Supplier is engaged in the marketing and sale of the Products (as defined below and listed in Exhibit A).

The Distributor is experienced in the promotion, distribution, and sale of products similar to the Products.

The Supplier wishes to appoint the Distributor as its nonexclusive distributor to promote, distribute, and sell the Products within the Territory (as defined in section 1), and the Distributor wishes to accept the appointment.

The parties therefore agree as follows:

1.PURPOSE, APPOINTMENT, AND EXCLUSIVITY.

(a)Nonexclusive Appointment. The Supplier hereby appoints the Distributor to distribute, offer for sale,and sell the Supplier's products listed in Exhibit A (the "Products"), in the Territory (as defined in section 1) on a nonexclusive basis, and the Distributor accepts this appointment. Nothing contained in this agreement limits the Supplier's right, in its sole discretion, to discontinue the manufacture, sale, or distribution of any Product at any time.

(b)Limitations. The Supplier reserves the right at any time to offer, license, and sell any Products, directly or indirectly, with no obligation to pay compensation to the Distributor, to the customers described in section 1.

2.TERM AND TERMINATION.

(a)Term. This agreement will become effective as described in section 1 and continue for an initial term of 5 years (the "Term"). Unless either party gives written notice to the other at least 90 days before the end of the Term, this agreement will renew automatically for automatically for an additional 5-year term.

This automatic extension extension will continue to apply at the end of each extended period until the agreement is terminated.

(b)Termination. This agreement may be terminated:

(i)by either party, on provision of 180 days' written notice before the end of a Term;

(ii)automatically, if the Distributor is in breach of section 1 of this agreement;

(iii)by either party for a material breach of any provision of this agreement by the other party, if the other party's material breach is not cured within 60 days of receipt of written notice of the breach; or

(iv)by the Supplier at any time and without prior notice, if the Distributor is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directives of the Supplier, or is guilty of serious misconduct in connection with performance under this agreement.

(c)Effect of Termination. After the termination of this agreement for any reason, the Supplier shall promptly pay the Distributor for Services rendered before the effective date of the termination.

3.RESPONSIBILITIES.

(a)The Distributor shall provide all of the usual and customary services of a distributor, including:

(i)compliance with the laws and regulations that govern its business;

(ii)devotion of the time, energy, and skill necessary to distribute, promote the sale of, and sell the Products through all channels of distribution in the Territory in conformity with the Supplier's established marketing policies and programs;

(iii)delivering the Products promptly to buyers and ensuring that the Products and their packaging arrive to the end user in their original, unmodified, unopened condition;

(iv)maintenance of adequate inventories of the Products;

(v)accurate representation and statement of the Supplier's policies to all potential and present customers;

(vi)prompt payment of all amounts owed to the Supplier in accordance with the Supplier's terms of sale;

(vii)informing the Supplier if the Distributor intends to advertise the Products outside of the Territory or solicit sales from customers located outside of the Territory;

(viii)maintaining contact with the Supplier via telephone, email, or other agreed on means with reasonable frequency to discuss sales activity within the Territory;

(ix)disclosure of any problems concerning customers (including Existing Customers) to the Supplier;

(x)performance of such other sales-related services with respect to the customers as the Supplier may reasonably require;

(xi)furnishing the Supplier with financial statements in such form and at such time as the Supplier may reasonably require; and

(xii)full disclosure of all circumstances that currently exist or that could arise during the Term that could be (or could cause) a conflict of interest between the respective interests of the parties.

(b)The Supplier shall:

(i)comply with the laws and regulations that govern its business;

(ii)prepare samples for potential customers, as reasonably requested by the Distributor, if the Distributor gives the Supplier adequate notice of this request;

(iii)carry reasonable amounts of insurance, whether through self-insurance or otherwise, to cover its responsibilities with respect to indemnification under section 1 below. The Distributor may examine the Supplier's insurance policies on request;

(iv)answer any questions the Distributor may have about the Products;

(v)provide the Distributor with merchandising assistance in the form of advertising programs, promotions, manuals, product and sales training, and sales promotions;

(vi)cooperate with the Distributor and its dealers in providing advertising and promotion of the Products through the Territory;

(vii)Distributor will receive favored nation pricing on all products and services provided by Supplier.

4.TERRITORY.

During the Term, the Distributor shall use its best efforts to distribute, offer for sale, and sell the Products in the following geographical area, which shall be the Distributor's exclusive territory: Texas.

5.CUSTOMERS.

(a)Targeted Customers. The Distributor's distribution and sales efforts shall be directed toward the following: Retailers, Laboratories, & Manufacturers. These customers are intended only to be examples of the nature and type of market to which the Supplier desires that the Products be sold, and should not be construed as a limitation on the sales that can be made by the Distributor.

(b)Supplier's Existing Customers. The Distributor acknowledges that the Supplier has existing relationships with the customers listed in Exhibit B (the "Existing Customers"), and that nothing in this agreement prevents the Supplier from selling its Products to the Existing Customers.

6.PRICE.

(a)The Distributor shall pay the Supplier a per unit price as set forth in Exhibit A. Prices are subject to change on 120 days' written notice from the Supplier.

(b)All prices are FOB the Supplier's shipping point and are exclusive of applicable sales, use, or other taxes, import and export fees, duties, or tariffs, and any other taxes, duties, or fees of any kind that may be levied in connection with the transactions covered hereby. The Distributor shall pay for these charges. However, the Supplier is responsible for all taxes based on its net income.

7.MINIMUM COMMITMENTS.

The Distributor shall order and provide buyers for, during each of the periods set forth in Exhibit A, at least the minimum quantities of each Product indicated in Exhibit A for such periods. The Supplier, at its sole discretion, may amend Exhibit A on 30 days' prior written notice to the Distributor. If the Distributor fails to order and find buyers for the minimum quantities during any period, within 30 days of the end of that period it will provide the Supplier with a written report explaining its failure to meet its minimum quantity, and the Supplier will determine in its sole discretion which of the following steps is appropriate:

(a)mutual agreement to revise future minimum quantities; or

(b)an undertaking by the Distributor to effect steps necessary to ensure that it will meet its minimum quantities for subsequent periods.

8.PRODUCT WARRANTY.

The Supplier makes no warranty or representation about the Products, except those, if any, made under its standard warranty. The Supplier may amend this warranty from time to time, and the Distributor shall not in any manner make any representations intended to alter or amend that warranty. The rights and obligations of each of the parties with respect to the warranty are as follows:

(a)The Distributor shall deliver a copy of the applicable warranty to every buyer of the Products from the Distributor, pursuant to written instructions from the Supplier.

(b)If a Product is defective in material or workmanship, the Supplier shall furnish the Distributor with a replacement. If a customer makes a claim under a warranty other than the latest applicable warranty with respect to which the Supplier has notified the Distributor, the Distributor shall promptly refer such claim to the Supplier before taking any other action on that claim.

9.PRODUCT RECALLS.

If the Supplier recalls any Products sold by the Distributor in the Territory, the Distributor shall provide reasonable assistance to the Supplier with such recall. The Supplier agrees to give prompt notice to the Distributor if the Supplier recalls any Product, or ceases or suspends the sale of any Product due to any problem that relates to such Product's efficacy or safety. The Supplier shall reimburse the Distributor for reasonable expenses incurred by the Distributor at its request to effect a recall. To assist the Supplier in the event of a of a recall, the Distributor shall maintain a complete and current listing of the locations of all Products in the Distributor's inventory, and the names of customers who have purchased the Products from the Distributor. The Supplier shall maintain a complete and current listing of the locations of all Products in the Supplier's inventory, and the names of customers who have received shipments from the Supplier, together with the reorder numbers, lot numbers, or other identifying characteristics of Products purchased and the date of such purchase.

10.NO CONFLICT OF INTEREST.

The Distributor hereby warrants to the Supplier that it does not currently represent or promote any lines or products that compete with the Products. During the Term, the Distributor shall not represent, promote, or otherwise try to sell in the Territory any lines or products that, in the Supplier's judgment, compete with the Products. The Distributor shall provide the Supplier with a list of the companies and the products that it currently represents, and shall notify the Supplier in writing of any new companies or products at such time as its promotion of those new companies and products commences.

11.NATURE OF RELATIONSHIP.

The relationship of the parties under this agreement is one of independent contractors, and no joint venture, partnership, agency, employer-employee, or similar relationship is created in or by this agreement. Neither party may assume or create obligations on the other party's behalf, and neither party may take any action that creates the appearance of such authority.

12.SUPPLIER REPRESENTATIONS.

The Supplier hereby represents that the Product:

(a)is and shall be manufactured in conformity with all applicable laws, rules, regulations, and orders of governmental entities relating to the manufacture, promotion, sale, or distribution of the Product; and

(b)does not violate or infringe any patent, trademark, trade name, or other interest of any person or entity.

13.RETURN OF PROPERTY.

Within 60 days of the termination of this agreement, whether by expiration or otherwise, the Distributor agrees to return to the Supplier all Products, samples, or models, and all documents, retaining no copies or notes, relating to the Supplier's business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material, obtained by the Distributor during and in connection with its representation of the Supplier. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the Supplier's business, whether prepared by the Distributor or otherwise coming into its possession, shall remain the Supplier's exclusive property.

14.INDEMNIFICATION.

(a)Of Supplier by Distributor. At all times after the effective date of this agreement, the Distributor shall indemnify the Supplier against any award, charge, claim, compensatory damages, cost, damages, exemplary damages, diminution in value, expense, fee, fine, interest, judgment, liability, settlement payment, penalty, or other loss (a "Loss") or any attorney's or other professional's fee and disbursement, court filing fee, court cost, arbitration fee, arbitration cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification (a "Litigation Expense") arising out of:

(i)the Distributor's gross negligence or willful misconduct arising from the Distributor's carrying out of its obligations under this agreement;

(ii)the Distributor's breach of any of its obligations or representations under this agreement.

(b)Of Distributor by Supplier. The Supplier shall at all times indemnify the Distributor against a Loss or Litigation Expense arising out of:

(i)the Supplier's gross negligence or willful misconduct arising from the Supplier's carrying out of its obligations under this agreement;

(ii)the Supplier's breach of any of its obligations or representations under this agreement;

(iii)defects in the Products caused by the Supplier; or

(iv)the failure of the Supplier to provide any Products to a customer that has properly ordered through the Distributor.

15.USE OF TRADEMARKS.

(a)Use by Distributor. The Supplier hereby grants to the Distributor a nonexclusive license for the duration of the Term, with the right to grant sublicenses to subdistributors, of all service marks, trademarks, and trade names used by the Supplier on or for the Products (collectively the "Product Trademarks") for the sole purpose of distributing, offering for sale, and selling the Products to Approved Customers in the Territory.

(b)Retention of Rights. The Distributor recognizes the Supplier's interest in the Product Trademarks and shall not engage in activities or commit acts, directly or indirectly, that may contest, dispute, or otherwise impair the Supplier's interest in them, nor shall the Distributor cause diminishment of value of the Product Trademarks through any act or representation. The Distributor shall not apply for, acquire, or claim any right, title, or interest in or to any such Product Trademarks, or others that may be confusingly similar to any of them, through advertising or otherwise. Effective as of the termination of this agreement, the Distributor shall stop using the Product Trademarks.

16.CONFIDENTIAL INFORMATION.

During the Term and for a period of 1 years thereafter, the Distributor shall hold in strictest confidence and not use, except for the benefit of the Supplier or as required by law, or to disclose to any person, firm, or corporation without the prior written authorization of the Supplier, any Confidential Information of the Supplier. "Confidential Information" means any of the Supplier's proprietary information, technical data, trade secrets, or know-how, including, but not limited to, research, product plans, products, services, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to the Distributor by the Supplier, either directly or indirectly. The Distributor may use the Confidential Information to the extent necessary for negotiations, discussions, and consultations with Supplier personnel or authorized representatives or for any other purpose Supplier may authorize in writing.

17.GOVERNING LAW.

(a)Choice of Law. The laws of the state of Wisconsin govern this agreement (without giving effect to its conflicts of law principles).

(b)Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Marathon County, Wisconsin.

(c)Attorneys' Fees. If either party employs attorneys to enforce any rights arising out of or relating to this agreement, the losing party shall reimburse the prevailing party for its reasonable attorneys' fees.

18.AMENDMENTS.

No amendment to this agreement will be effective unless it is in writing and signed by a party or its authorized representative.

19.ASSIGNMENT AND DELEGATION.

(a)No Assignment. Neither party may assign any of its rights under this agreement, except with the prior written consent of the other party. All voluntary assignments of rights are limited by this subsection.

(b)No Delegation. Neither party may delegate any performance under this agreement, except with the prior written consent of the other party.

(c)Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section, it is void.

20.COUNTERPARTS; ELECTRONIC SIGNATURES.

(a)Counterparts. The parties may execute this agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument.

(b)Electronic Signatures. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party's signature is delivered by facsimile, email, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures.

21.SEVERABILITY.

If any one or more of the provisions contained in this agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this agreement, but this agreement will be construed as if those invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this agreement to be unreasonable.

22.NOTICES.

(a)Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

(b)Addresses. A party shall address notices under this section to a party at the following addresses: If to the Supplier:

Derrick Bushman 1313 S 3rd

Edgar, Texas, 54426 derrick.bushman@xpresscorp.com

If to the Distributor:

William Marciniak 1200 Antler Lane

Schertz, Texas, 54426 wmarciniak@hempcloud9.com

(c)Effectiveness. A notice is effective only if the party giving notice complies with subsections (a) and

(b) and if the recipient receives the notice.

23.WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

24.ENTIRE AGREEMENT.

This agreement constitutes the final agreement of the parties. It is the complete and exclusive expression of the parties' agreement about the subject matter of this agreement. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this agreement are expressly merged into and superseded by this agreement. The provisions of this agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither party was induced to enter this agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this agreement. Except as set forth expressly in this agreement, there are no conditions precedent to this agreement's effectiveness.

25.HEADINGS.

The descriptive headings of the sections and subsections of this agreement are for convenience only, and do not affect this agreement's construction or interpretation.

26.EFFECTIVENESS.

This agreement will become effective when all parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party's signature) will be deemed the date of this agreement.

27.NECESSARY ACTS; FURTHER ASSURANCES.

Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this agreement contemplates or to evidence or carry out the intent and purposes of this agreement.

[SIGNATURE PAGE FOLLOWS]

Each party is signing this agreement on the date stated opposite that party's signature.

Hemp Heaven Farms

Date:

By: Name: Derrick Bushman

Title: Owner

Hemp Cloud 9

Date:

By: Name: William Marciniak

Title: President

EXHIBIT A PRODUCTS

The following products are the subject of this distribution agreement. Any products not specifically listed are excluded from this agreement:

PRODUCT NAME	INITIAL PRICE	MINIMUM QUANTITIES/TIME PERIOD
1. Pre-rolled smokables	3.15 per pack	NA
2. Bulk Sales	15% commission	N/A

EXHIBIT B EXISTING CUSTOMERS

The following customers are existing customers of the Supplier:

1.

Distribution Agreement

This distribution agreement is between HEMP CLOUD 9, a Wyoming Corporation (the "

Supplier") and Validus Healthcare Network, a Wyoming Corporation (the "Distributor").

The Supplier is engaged in the marketing and sale of the Products (as defined below and listed in Exhibit A).

The Distributor is experienced in the promotion, distribution, and sale of products similar to the Products.

The Supplier wishes to appoint the Distributor as its nonexclusive distributor to promote, distribute, and sell the Products within the Territory (as defined in section 1), and the Distributor wishes to accept the appointment.

The parties therefore agree as follows:

1.PURPOSE, APPOINTMENT, AND EXCLUSIVITY.

(a)Nonexclusive Appointment. The Supplier hereby appoints the Distributor to distribute, offer for sale, and sell the Supplier's products listed in Exhibit A (the "Products"), in the Territory (as defined in section 1) on a nonexclusive basis, and the Distributor accepts this appointment. Nothing contained in this agreement limits the Supplier's right, in its sole discretion, to discontinue the manufacture, sale, or distribution of any Product at any time.

(b)Limitations. The Supplier reserves the right at any time to offer, license, and sell any Products, directly or indirectly, with no obligation to pay compensation to the Distributor, to the customers described in section 1.

2.TERM AND TERMINATION.

(a)Term. This agreement will become effective as described in section 1 and continue for an initial term of 5 years (the "Term"). Unless either party gives written notice to the other at least 90 days before the end of the Term, this agreement will renew automatically for automatically for an additional 5-year term.

This automatic extension extension will continue to apply at the end of each extended period until the agreement is terminated.

(b)Termination. This agreement may be terminated:

(i)by either party, on provision of 180 days' written notice before the end of a Term;

(ii)automatically, if the Distributor is in breach of section 1 of this agreement;

(iii)by either party for a material breach of any provision of this agreement by the other party, if the other party's material breach is not cured within 60 days of receipt of written notice of the breach; or

(iv)by the Supplier at any time and without prior notice, if the Distributor is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directives of the Supplier, or is guilty of serious misconduct in connection with performance under this agreement.

(c)Effect of Termination. After the termination of this agreement for any reason, the Supplier shall promptly pay the Distributor for Services rendered before the effective date of the termination.

3.RESPONSIBILITIES.

(a)The Distributor shall provide all of the usual and customary services of a distributor, including:

(i)compliance with the laws and regulations that govern its business;

(ii)devotion of the time, energy, and skill necessary to distribute, promote the sale of, and sell the Products through all channels of distribution in the Territory in conformity with the Supplier's established marketing policies and programs;

(iii)delivering the Products promptly to buyers and ensuring that the Products and their packaging arrive to the end user in their original, unmodified, unopened condition;

(iv)maintenance of adequate inventories of the Products;

(v)accurate representation and statement of the Supplier's policies to all potential and present customers;

(vi)prompt payment of all amounts owed to the Supplier in accordance with the Supplier's terms of sale;

(vii)informing the Supplier if the Distributor intends to advertise the Products outside of the Territory or solicit sales from customers located outside of the Territory;

(viii)maintaining contact with the Supplier via telephone, email, or other agreed on means with reasonable frequency to discuss sales activity within the Territory;

(ix)disclosure of any problems concerning customers (including Existing Customers) to the Supplier;

(x)performance of such other sales-related services with respect to the customers as the Supplier may reasonably require;

(xi)furnishing the Supplier with financial statements in such form and at such time as the Supplier may reasonably require; and

(xii)full disclosure of all circumstances that currently exist or that could arise during the Term that could be (or could cause) a conflict of interest between the respective interests of the parties.

(b)The Supplier shall:

(i)comply with the laws and regulations that govern its business;

(ii)prepare samples for potential customers, as reasonably requested by the Distributor, if the Distributor gives the Supplier adequate notice of this request;

(iii)carry reasonable amounts of insurance, whether through self-insurance or otherwise, to cover its responsibilities with respect to indemnification under section 1 below. The Distributor may examine the Supplier's insurance policies on request;

(iv)answer any questions the Distributor may have about the Products;

(v)provide the Distributor with merchandising assistance in the form of advertising programs, promotions, manuals, product and sales training, and sales promotions;

(vi)cooperate with the Distributor and its dealers in providing advertising and promotion of the Products through the Territory;

(vii)Distributor will receive favored nation pricing on all products and services provided by Supplier.

4.TERRITORY.

During the Term, the Distributor shall use its best efforts to distribute, offer for sale, and sell the Products in the following geographical area, which shall be the Distributor's exclusive territory: Texas.

5.CUSTOMERS.

(a)Targeted Customers. The Distributor's distribution and sales efforts shall be directed toward the following: Retailers, Laboratories, & Manufacturers. These customers are intended only to be examples of the nature and type of market to which the Supplier desires that the Products be sold, and should not be construed as a limitation on the sales that can be made by the Distributor.

(b)Supplier's Existing Customers. The Distributor acknowledges that the Supplier has existing relationships with the customers listed in Exhibit B (the "Existing Customers"), and that nothing in this agreement prevents the Supplier from selling its Products to the Existing Customers.

6.PRICE.

(a)The Distributor shall pay the Supplier a per unit price as set forth in Exhibit A. Prices are subject to change on 120 days' written notice from the Supplier.

(b)All prices are FOB the Supplier's shipping point and are exclusive of applicable sales, use, or other taxes, import and export fees, duties, or tariffs, and any other taxes, duties, or fees of any kind that may be levied in connection with the transactions covered hereby. The Distributor shall pay for these charges. However, the Supplier is responsible for all taxes based on its net income.

7.MINIMUM COMMITMENTS.

The Distributor shall order and provide buyers for, during each of the periods set forth in Exhibit A, at least the minimum quantities of each Product indicated in Exhibit A for such periods. The Supplier, at its sole discretion, may amend Exhibit A on 30 days' prior written notice to the Distributor. If the Distributor fails to order and find buyers for the minimum quantities during any period, within 30 days of the end of that period it will provide the Supplier with a written report explaining its failure to meet its minimum quantity, and the Supplier will determine in its sole discretion which of the following steps is appropriate:

(a)mutual agreement to revise future minimum quantities; or

(b)an undertaking by the Distributor to effect steps necessary to ensure that it will meet its minimum quantities for subsequent periods.

8.PRODUCT WARRANTY.

The Supplier makes no warranty or representation about the Products, except those, if any, made under its standard warranty. The Supplier may amend this warranty from time to time, and the Distributor shall not in any manner make any representations intended to alter or amend that warranty. The rights and obligations of each of the parties with respect to the warranty are as follows:

(a)The Distributor shall deliver a copy of the applicable warranty to every buyer of the Products from the Distributor, pursuant to written instructions from the Supplier.

(b)If a Product is defective in material or workmanship, the Supplier shall furnish the Distributor with a replacement. If a customer makes a claim under a warranty other than the latest applicable warranty with respect to which the Supplier has notified the Distributor, the Distributor shall promptly refer such claim to the Supplier before taking any other action on that claim.

9.PRODUCT RECALLS.

If the Supplier recalls any Products sold by the Distributor in the Territory, the Distributor shall provide reasonable assistance to the Supplier with such recall. The Supplier agrees to give prompt notice to the Distributor if the Supplier recalls any Product, or ceases or suspends the sale of any Product due to any problem that relates to such Product's efficacy or safety. The Supplier shall reimburse the Distributor for reasonable expenses incurred by the Distributor at its request to effect a recall. To assist the Supplier in the event of a of a recall, the Distributor shall maintain a complete and current listing of the locations of all Products in the Distributor's inventory, and the names of customers who have purchased the Products from the Distributor. The Supplier shall maintain a complete and current listing of the locations of all Products in the Supplier's inventory, and the names of customers who have received shipments from the Supplier, together with the reorder numbers, lot numbers, or other identifying characteristics of Products purchased and the date of such purchase.

10.NO CONFLICT OF INTEREST.

The Distributor hereby warrants to the Supplier that it does not currently represent or promote any lines or products that compete with the Products. During the Term, the Distributor shall not represent, promote, or otherwise try to sell in the Territory any lines or products that, in the Supplier's judgment, compete with the Products. The Distributor shall provide the Supplier with a list of the companies and the products that it currently represents, and shall notify the Supplier in writing of any new companies or products at such time as its promotion of those new companies and products commences.

11.NATURE OF RELATIONSHIP.

The relationship of the parties under this agreement is one of independent contractors, and no joint venture, partnership, agency, employer-employee, or similar relationship is created in or by this agreement. Neither party may assume or create obligations on the other party's behalf, and neither party may take any action that creates the appearance of such authority.

12.SUPPLIER REPRESENTATIONS.

The Supplier hereby represents that the Product:

(a)is and shall be manufactured in conformity with all applicable laws, rules, regulations, and orders of governmental entities relating to the manufacture, promotion, sale, or distribution of the Product; and

(b)does not violate or infringe any patent, trademark, trade name, or other interest of any person or entity.

13.RETURN OF PROPERTY.

Within 60 days of the termination of this agreement, whether by expiration or otherwise, the Distributor agrees to return to the Supplier all Products, samples, or models, and all documents, retaining no copies or notes, relating to the Supplier's business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material, obtained by the Distributor during and in connection with its representation of the Supplier. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the Supplier's business, whether prepared by the Distributor or otherwise coming into its possession, shall remain the Supplier's exclusive property.

14.INDEMNIFICATION.

(a)Of Supplier by Distributor. At all times after the effective date of this agreement, the Distributor shall indemnify the Supplier against any award, charge, claim, compensatory damages, cost, damages, exemplary damages, diminution in value, expense, fee, fine, interest, judgment, liability, settlement payment, penalty, or other loss (a "Loss") or any attorney's or other professional's fee and disbursement, court filing fee, court cost, arbitration fee, arbitration cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification (a "Litigation Expense") arising out of:

(i)the Distributor's gross negligence or willful misconduct arising from the Distributor's carrying out of its obligations under this agreement;

(ii)the Distributor's breach of any of its obligations or representations under this agreement.

(b)Of Distributor by Supplier. The Supplier shall at all times indemnify the Distributor against a Loss or Litigation Expense arising out of:

(i)the Supplier's gross negligence or willful misconduct arising from the Supplier's carrying out of its obligations under this agreement;

(ii)the Supplier's breach of any of its obligations or representations under this agreement;

(iii)defects in the Products caused by the Supplier; or

(iv)the failure of the Supplier to provide any Products to a customer that has properly ordered through the Distributor.

15.USE OF TRADEMARKS.

(a)Use by Distributor. The Supplier hereby grants to the Distributor a nonexclusive license for the duration of the Term, with the right to grant sublicenses to subdistributors, of all service marks, trademarks, and trade names used by the Supplier on or for the Products (collectively the "Product Trademarks") for the sole purpose of distributing, offering for sale, and selling the Products to Approved Customers in the Territory.

(b)Retention of Rights. The Distributor recognizes the Supplier's interest in the Product Trademarks and shall not engage in activities or commit acts, directly or indirectly, that may contest, dispute, or otherwise impair the Supplier's interest in them, nor shall the Distributor cause diminishment of value of the Product Trademarks through any act or representation. The Distributor shall not apply for, acquire, or claim any right, title, or interest in or to any such Product Trademarks, or others that may be confusingly similar to any of them, through advertising or otherwise. Effective as of the termination of this agreement, the Distributor shall stop using the Product Trademarks.

16.CONFIDENTIAL INFORMATION.

During the Term and for a period of 1 years thereafter, the Distributor shall hold in strictest confidence and not use, except for the benefit of the Supplier or as required by law, or to disclose to any person, firm, or corporation without the prior written authorization of the Supplier, any Confidential Information of the Supplier. "Confidential Information" means any of the Supplier's proprietary information, technical data, trade secrets, or know-how, including, but not limited to, research, product plans, products, services, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to the Distributor by the Supplier, either directly or indirectly. The Distributor may use the Confidential Information to the extent necessary for negotiations, discussions, and consultations with Supplier personnel or authorized representatives or for any other purpose Supplier may authorize in writing.

17.GOVERNING LAW.

(a)Choice of Law. The laws of the state of Wisconsin govern this agreement (without giving effect to its conflicts of law principles).

(b)Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Marathon County, Wisconsin.

(c)Attorneys' Fees. If either party employs attorneys to enforce any rights arising out of or relating to this agreement, the losing party shall reimburse the prevailing party for its reasonable attorneys' fees.

18.AMENDMENTS.

No amendment to this agreement will be effective unless it is in writing and signed by a party or its authorized representative.

19.ASSIGNMENT AND DELEGATION.

(a)No Assignment. Neither party may assign any of its rights under this agreement, except with the prior written consent of the other party. All voluntary assignments of rights are limited by this subsection.

(b)No Delegation. Neither party may delegate any performance under this agreement, except with the prior written consent of the other party.

(c)Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section, it is void.

20.COUNTERPARTS; ELECTRONIC SIGNATURES.

(a)Counterparts. The parties may execute this agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument.

(b)Electronic Signatures. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party's signature is delivered by facsimile, email, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures.

21.SEVERABILITY.

If any one or more of the provisions contained in this agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this agreement, but this agreement will be construed as if those invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this agreement to be unreasonable.

22.NOTICES.

(a)Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

(b)Addresses. A party shall address notices under this section to a party at the following addresses: If to the Distributor:

Laura Espinosa

11107 Hwy 90 E

Kingsbury, Texas, 78638

If to the Supplier:

William Marciniak 1200 Antler Lane

Schertz, Texas, 54426

(c)Effectiveness. A notice is effective only if the party giving notice complies with subsections (a) and

(b) and if the recipient receives the notice.

23.WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

24.ENTIRE AGREEMENT.

This agreement constitutes the final agreement of the parties. It is the complete and exclusive expression of the parties' agreement about the subject matter of this agreement. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this agreement are expressly merged into and superseded by this agreement. The provisions of this agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither party was induced to enter this agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this agreement. Except as set forth expressly in this agreement, there are no conditions precedent to this agreement's effectiveness.

25.HEADINGS.

The descriptive headings of the sections and subsections of this agreement are for convenience only, and do not affect this agreement's construction or interpretation.

26.EFFECTIVENESS.

This agreement will become effective when all parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party's signature) will be deemed the date of this agreement.

27.NECESSARY ACTS; FURTHER ASSURANCES.

Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this agreement contemplates or to evidence or carry out the intent and purposes of this agreement.

[SIGNATURE PAGE FOLLOWS]

Each party is signing this agreement on the date stated opposite that party's signature.

Hemp Cloud 9

Date:

By: Name: William Marciniak

Title: President

Validus Healthcare Network

Date:

By: Name: Laura Espinosa

Title: Vice President

EXHIBIT A PRODUCTS

The following products are the subject of this distribution agreement. Any products not specifically listed are excluded from this agreement:

PRODUCT NAME	Commissions %	MINIMUM QUANTITIES/TIME PERIOD
1. Lotions	15% of Gross	NA/NA
2. Tinctures	20% of Gross	NA/NA
3. Gum Drops	25% of Gross	NA/NA

EXHIBIT B EXISTING CUSTOMERS

The following customers are existing customers of the Supplier:

1.

BUSINESS DEVELOPMENT & MARKETING AGREEMENT

This MARKETING AGREEMENT (“Agreement”) is made this 5th day of  November, 2019 by and between Hemp Cloud 9, Inc., 11107 HWY 90 E, Kingsbury, Texas 78638 ("HC9") and MyKline, LLC, (“Sales Partner”).

WHEREAS, HC9 is a manufacture’s representative for a variety of producers focusing on health related CBD products and desires to acquire additional customers for such products; and

WHEREAS, Sales Partner desires to earn revenue by marketing HC9’s products and services as further described below and in various marketing materials provided to Sales Partner, (“HC9 Services”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1.Integration & Marketing of HC9 Products & Services.  HC9 will support Sales Partner with the  integration of the HC9   programs into Sales Partner’s program offerings. HC9   and Sales Partner will develop marketing information on the HC9   Servcies that can be incorporated into Sales Partner’s marketing literature.

2.Sales Partner Duties and Responsibilities.

a.Customer Relationships.  Sales Partner will introduce HC9 products to its customers. Sales Partner will utilize pricing terms that are developed in conjunction with HC9.

3.HC9   Duties and Responsibilities.

a.HC9   Services. HC9 shall provide any or all of its services for Sales Partner to market as long as such services are not prohibited by law.

4.Commissions.  By the fifteenth (15th) day of each month, HC9, and or its successors, shall remit to Sales Partner its share of all reveunues generated for HC9   during the previous calendar month from Sales Partner’s Client enrollment efforts according to the commission schedule set forth in Schedule A. Schedule A is made part of this Agreement. Sales Partner agrees that, in situations where “Exception Pricing” (pricing not on the then-

current Rate/Commission Schedule) has been requested, the commission due Sales Partner for such contract may be adjusted with Sales Partner’s prior permission.  HC9 agrees that, once a Client is boarded under a specific commission plan, no changes to the Sales Partner’s commission rate will be made without Sales Partner’s permission.

 5.Term and Termination.  This Agreement shall have a term of three (3) years, commencing on the date hereof, and shall automatically renew for successive one (1) year terms unless terminated as provided herein.  If either party shall default in the performance of any of its obligations under this Agreement and shall fail or refuse to remedy such default to the reasonable satisfaction of the other party within ten (10) calendar days after receipt of written notice, the non-breaching party may terminate this Agreement upon an additional ten (10) days written notice. In the event Sales Partner or HC9 terminates this Agreement, HC9, and or its successors, will continue to pay commissions due to Sales Partner on all active contracts submitted by Sales Partner.

 6.Exclusivity/Relationship/Confidentiality.  Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties.  Both parties are independent contractors and neither party is to be considered the agent or legal representative of the other for any purpose whatsoever.  Neither party shall disclose the terms of this Agreement, including without limitation the commissions, forms, contracts, procedures, processes, pricing, directly or indirectly for any reason.

 7.Excusable Delay or Failure in Performance.  No party to this Agreement shall be liable for failure to perform any of its obligations under this Agreement during any time such party is unable to perform due to any act of God, sabotage, military operation, national emergency, civil commotion, labor disturbance, utility or computer failure, or the order, requisition, request or recommendation of any government agency or acting government authority, or any party's compliance therewith, or government proration, regulation, or priority, or any change in laws or regulations which prevent any party from providing services required by this Agreement, or any other cause beyond any party's reasonable control whether similar or dissimilar to the foregoing causes.  This paragraph does not apply to the amounts owed or owing to any party on or before the date of the occurrence of any force majeure.

 8.Notices.  Any notice permitted or required by this Agreement shall be deemed given when sent by registered or certified mail or overnight delivery, and addressed as follows:  if to HC9, to the Contract Administrator at the address shown in the first paragraph of this Agreement and, if to Sales Partner, to:

_______________________, _______________________________________.

9.Indemnification.  Each party shall protect, indemnify, defend, and hold harmless the other party and its parent, subsidiaries, affiliates, successors, and assigns, and their respective employees, officers, agents, and representatives, from and against any and all liabilities, damages, losses, claims, costs, and expenses arising out of or caused by any breach by the such party of any of its obligations under this Agreement.

Promptly after the receipt by either party of notice of any claim or the commencement of any action or proceeding as to which the indemnity contained herein may apply, such party shall give the other party prompt written notice of such claim or the commencement of such action or proceeding.

10.Miscellaneous.  Both parties warrant and represent that it will comply with all applicable federal, state and local laws.  This Agreement shall be governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.  Any legal action with respect to this Agreement shall be brought in the courts of the Texas and the parties hereby consent to the exclusive jurisdiction of such state and federal courts for the purpose of any such legal action.  This Agreement constitutes the entire agreement, and supersedes all prior agreements, between the parties with respect to the subject matter hereof and any modification hereof must be in a writing signed by both parties.  Any provision of this Agreement that is found by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.  This Agreement may not be assigned by Sales Partner to any other entity without the prior written consent of HC9, and any attempted assignment shall be null and void.  This Agreement shall be binding upon, and inure to benefit of, the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

SALES PARTNER:  HC9  :

By:  By:   _________________________

Name:  Name:  _______________________

Title:  Title:  ____

Date:   _______________________         Date:  November 10, 2019

Schedule A – Commission Schedule

HYBENX:

Sales Partner shall market HYBENX products. The preferred distributor price to Sales partner is $15 for the .5ml package and $50 for the 1ml product.

Gummies:

Sales Partner shall market CBD gummies. The initial batch are bags totaling  400mg. The wholesale price will be $8.00 per bag.

As other HC9 programs are added the revenue share will be set forth on a second schedule that may also include buy rates for services that would be marked up by Sales Partner to determine the commission structure on a contract by contract basis.

Sales Partner Payment

Sales Partner EIN: ________________________

Sales Partner Bank Routing Number: _______________________

Sales Partner Bank Account Number: _______________________

Bank Name:________________________

General Agreement

This agreement is between HEMP CLOUD 9, a Texas Corporation ("HC9") and CBD Gummy King, LLC, a Texas Limited Liability Company ("CBD Gummy King").

The parties agree as follows:

1.OBLIGATIONS:

(a)HC9 shall obtain Gummy Products from CBD Gummy King.

(b)HC9 will sell pre-rolled CBD smokables (2-pack) to CBD Gummy King at the following price

a.Less than 1000: $5.00 each

b.1000(+): $4.25 each

(c)CBD Gummy King shall provide Gummy Products to HC9.

a.CBD gummies will be produced at $6 per pound

b.Candy gummies will be priced at $1.05 per 5-ounce bag

c.Candy gummies will be priced at $0.77 per 3-ounce bag

2.REPRESENTATIONS OF THE PARTIES.

(a)Each party will pay all invoices when due.

(b)Each party hereby represents that they will Manufacture products in compliance with applicable health standards.

3.GOVERNING LAW.

(a)Choice of Law. The laws of the state of Texas govern this agreement (without giving effect to its conflicts of law principles).

(b)Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Comal County, Texas.

4.ASSIGNMENT.

(a)Assignment. Either party may assign any of its rights under this agreement.

5.NOTICES.

(a)Writing; Permitted Delivery Methods. Each party giving or making any notice,

request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

(b)Addresses. A party shall address notices under this section to a party at the following addresses: If to HC9:

HC9

William Marciniak

908 Antler

Schertz, Texas 78154

william@hempcloud9.com

If to CBD Gummy King:

William Satterfield

1801 S. Fifth Street

McAllen, Texas 78503

_________________

Each party is signing this agreement on the date stated below.

Hemp Cloud 9

Date:

By:

Name: William Marciniak

Title: President

CBD Gummy King

Date:

By:

Name: William Satterfield

Title: Vice President

Schedule B - Commission Schedule

CBD Products:

Sales Partner shall market CBD tinctures & Gummy products. The preferred distributor price to Sales Partner is as follows:

1200 mg tincture: $36 wholesale MSRP: $84 - rebate to Sales Partner $8.00

3000 Mg tincture: $66 wholesale MSRP: $199 - rebate to Sales Partner $8.00

Gummies: 400mg bag (21 count) $12.50 wholesale MSRP: $29.99 - rebate to Sales Partner $4.00.

As other HC9 programs are added the revenue share will be set forth on another schedule that may also include buy rates for services that would be marked up by Sales Partner  to  determine  the  commission  structure on a contract by contract basis.

Sales Partner Payment

Sales Partner EIN:

Sales Partner Bank Routing Number:

Sales  Partner  Bank Account Number:

Bank Name: